                                                               Exhibit 11
                                                               ----------
                                                               Page 1 of 2

                                   ADVO, Inc.

                COMPUTATION OF PRIMARY PER SHARE (LOSS) EARNINGS
                     (In thousands, except per share data)

                                                Nine months ended         Three months ended
                                              ---------------------      ---------------------
                                              June 29,     June 24,      June 29,     June 24,
                                                1996        1995           1996        1995
                                              --------     --------      --------     --------

(LOSS) EARNINGS APPLICABLE TO COMMON STOCK    $(3,946)     $20,683       $ 4,391      $ 9,205
                                              ========     =======       =======      =======

AVERAGE COMMON AND COMMON EQUIVALENT
SHARES


Average common shares outstanding              22,379       20,651        23,999       20,669
Assumed conversion or exercise of:
  Warrants                                      1,151        2,273             -        2,307
  Stock Options                                 1,091          317           993          434
  Restricted Stock                                 21           40            11           48
                                               ------       ------        ------       ------
Weighted average common and common
  equivalent shares                            24,642       23,281        25,003       23,458
                                               ======       ======        ======       ======

(LOSS) EARNINGS PER COMMON AND COMMON
EQUIVALENT SHARE                               $ (.16)      $  .89        $  .18       $  .39
                                               =======      ======        ======       ======


                                                                   Exhibit 11
                                                                   ----------
                                                                   Page 2 of 2

                                   ADVO, Inc.

             COMPUTATION OF FULLY DILUTED PER SHARE (LOSS)EARNINGS
                     (In thousands, except per share data)



                                        Nine months ended   Three months ended
                                       -------------------  ------------------
                                       June 29,   June 24,  June 29,  June 24,
                                         1996       1995      1996      1995
                                       ---------  --------  --------  --------
(LOSS) EARNINGS APPLICABLE TO FULLY
   DILUTED SHARES                       $(3,946)   $20,683   $ 4,391   $ 9,205
                                        =======    =======   =======   =======

FULLY DILUTED SHARES


Average common shares outstanding        22,379     20,651    23,999    20,669
Assumed conversion or exercise of:
  Warrants                                1,151      2,273         -     2,307
  Stock Options                           1,091        317       993       434
  Restricted Stock                           34         65        18        56
                                        -------    -------   -------   -------


Fully diluted shares (1)                 24,655     23,306    25,010    23,466
                                       ========   ========  ========   =======


(LOSS)EARNINGS PER SHARE ASSUMING
FULL DILUTION                          $   (.16)  $    .89  $    .18   $   .39
                                       ========   ========  ========   =======
